As filed with the Securities and Exchange Commission on June 16, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Virgin Mobile USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-8826316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Independence Boulevard

Warren, NJ 07059

(Address of principal executive offices, including zip code)

Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan

(Full Title of the Plan)

Peter Lurie

General Counsel

Virgin Mobile USA, Inc.

10 Independence Boulevard

Warren, NJ 07059

Telephone: (908) 607-4000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	5,000,000	$3.79	$18,950,000	$1,057.41

(1)	Covers shares of Class A common stock to be issued under The Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan, as amended, and, pursuant to Rule 416(a) under the Securities Act of 1933, an indeterminate amount of additional shares of Class A common stock that may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on June 15, 2009.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Virgin Mobile USA, Inc., a Delaware corporation (the “Company” or the “Registrant”) for the purpose of registering an additional 5,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), issuable to eligible directors, officers and employees of the Company under The Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan, as amended (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the contents of the Registration Statement on Form S-8 previously filed with the Commission relating to the Plan (Registration Statement No. 333-146621) are incorporated by reference herein, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2008;
(b)	The Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 2009;
(c)	The Current Reports on Form 8-K filed with the Commission on January 16, 2009, February 27, 2009, March 13, 2009 and April 9, 2009; and
(d)	The Company’s registration statement on Form 8-A (Registration No. 001-33735), filed with the Commission on October 10, 2007.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Registrant by Peter Lurie, General Counsel and Corporate Secretary of the Registrant. Mr. Lurie owns shares of the Registrant’s Common Stock and holds options to purchase shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of Delaware, the amended and restated certificate of incorporation and by-laws of the Registrant include a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, the section of the definitive Proxy Statement on Schedule 14A dated April 7, 2009 entitled “Certain Relationships and Related Transaction—Virgin Mobile USA, L.P. Partnership Agreement—Indemnification” discloses that Virgin Mobile USA, L.P. (the “Operating Partnership”) will generally indemnify all of its partners, including the general partner, against any and all losses and expenses related thereto incurred by reason of the fact that such person was a partner of the Operating Partnership. In the event that losses are incurred as a result of a partner’s fraud or willful misconduct, such partner is not entitled to indemnification under the partnership agreement.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Document
4.1	Second Amended and Restated Certificate of Incorporation of Virgin Mobile USA, Inc.

4.2	Form of Second Amended and Restated By-laws of Virgin Mobile USA, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on August 28, 2008).

4.3	Form of Amended and Restated Stockholders’ Agreement, dated August 22, 2008 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on August 28, 2008).

4.4	Form of The Virgin Mobile USA, Inc. 2007 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.11 of the Form S-1 (File No. 333-142524).

5.1	Opinion of Peter Lurie.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Peter Lurie (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, New Jersey on June 16, 2009.

VIRGIN MOBILE USA, INC.

By:	/s/ Daniel H. Schulman
Name: Title:	Daniel H. Schulman Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the general partner of Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Daniel H. Schulman, John D. Feehan, Jr. and Peter Lurie, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on June 16, 2009.

Signature	Title

/s/ Daniel H. Schulman Daniel H. Schulman	Chief Executive Officer and Director (Principal Executive Officer)

/s/ John D. Feehan Jr. John D. Feehan Jr.	Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas O. Ryder Thomas O. Ryder	Chairman of the Board of Directors

/s/ Richard Chin Richard Chin	Director

/s/ L. Kevin Cox L. Kevin Cox	Director

/s/ Douglas B. Lynn Douglas B. Lynn	Director

/s/ Gordon D. McCallum Gordon D. McCallum	Director

/s/ Mark Poole Mark Poole	Director

/s/ Robert W. Samuelson Robert W. Samuelson	Director

/s/ Kenneth T. Stevens Kenneth T. Stevens	Director

/s/ Sungwon Suh Sungwon Suh	Director